Exhibit 3.1
ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
PETROLEUM HELICOPTERS, INC.
     Pursuant to Section 32 of the Louisiana Business Corporation Law, Petroleum Helicopters, Inc., a Louisiana corporation (the “Corporation”), acting through its undersigned Secretary and by authority of its Board of Directors, hereby executes these Articles of Amendment to its Articles of Incorporation and hereby certifies as follows:
     FIRST: At the Corporation’s Annual Meeting of Stockholders held May 4, 2004, at which a quorum was present, all of the 1,482,266 shares of the Corporation’s common stock represented at the meeting approved the amendment of Article I of the Corporation’s Articles of Incorporation as set forth below:
     SECOND: The first sentence of Article I of the Corporation’s Articles of Incorporation is amended to read as follows:
     The name of the corporation is PHI, Inc. (hereinafter referred to as “the Corporation”).
     THIRD: Except as otherwise provided herein, the Articles of Incorporation of the Corporation shall remain in full force and effect.
     These Articles of Amendment are dated December 22, 2005.

PETROLEUM HELICOPTERS, INC.
By:	/s/ Michael J. McCann
Michael J. McCann
Secretary